FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley/Emily Deissler Sard Verbinnen & Co 212-687-8080

LADENBURG THALMANN REPORTS FOURTH QUARTER
AND FULL YEAR 2013 RESULTS

Revenues Increase 22% to Record $793 Million in 2013

Total Client Assets Exceed $85 Billion

Shareholders’ Equity of $193.4 Million Following Preferred Stock Offerings
______________________________________________________________________

MIAMI, FL, March 13, 2014 — Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013

Fourth quarter 2013 revenues were $211.5 million, a 23% increase from revenues of $172.2 million in the fourth quarter of 2012. Net income attributable to the Company for the fourth quarter of 2013 was $2.5 million, as compared to a net loss attributable to the Company of $2.4 million in the fourth quarter of 2012. Net loss available to common shareholders, after payment of preferred dividends, was $0.5 million or $(0.00) per basic and diluted common share for the fourth quarter of 2013, as compared to a net loss available to common shareholders of $2.4 million or $(0.01) per basic and diluted common share in the comparable 2012 period. The fourth quarter 2013 results included approximately $6.1 million of non-cash charges for depreciation, amortization and compensation, $1.8 million of amortization of retention loans related to the Securities America acquisition, $2.0 million of interest expense and a loss on extinguishment of debt of $0.3 million, while the fourth quarter 2012 results included approximately $5.0 million of non-cash charges for depreciation, amortization and compensation, $2.1 million of amortization of retention loans related to the Securities America acquisition and $6.1 million of interest expense.

Full Year 2013

Full year 2013 revenues were $793.1 million, a 22% increase over revenues of $650.1 million in 2012. Net loss attributable to the Company for fiscal 2013 was $0.5 million compared to a net loss attributable to the Company of $16.4 million in 2012. Net loss available to common shareholders, after payment of preferred dividends, was $7.4 million or $(0.04) per basic and diluted common share in 2013, as compared to a net loss available to common shareholders of $16.4 million or $(0.09) per basic and diluted common share in 2012. The 2013 results included approximately $22.1 million of non-cash charges for depreciation, amortization and compensation, $7.2 million of amortization of retention loans related to the Securities America acquisition, $15.4 million of interest expense, a loss on extinguishment of debt of $4.5 million and a loss of $0.1 million from a change in fair value of contingent consideration. The 2012 results included approximately $20.8 million of non-cash charges for depreciation, amortization and compensation, $7.3 million of amortization of retention loans related to the Securities America acquisition, $24.5 million of interest expense, and a gain of $7.1 million from a change in fair value of contingent consideration.

Recurring Revenues

For the full year ended December 31, 2013, recurring revenues, which includes advisory fees, trailing commissions, cash sweep fees and certain other fees, represented approximately 64.7% of revenues from the Company’s independent brokerage and advisory services business.

EBITDA, as adjusted

EBITDA, as adjusted, for the fourth quarter of 2013 was $14.0 million, a 24% increase from $11.2 million for the prior-year period. EBITDA, as adjusted, for 2013 was $51.6 million, a 69% increase from $30.5 million for 2012. Attached hereto as Table 2 is a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company as reported (see “Non-GAAP Financial Measures” below).

Dr. Phillip Frost, Chairman of Ladenburg, said, “We are pleased to have achieved significant growth in revenues and adjusted EBITDA across all our businesses in 2013. Our robust independent brokerage and advisory services franchise, which has had success recruiting higher-producing advisors, has approximately 2,700 independent advisors and over $85 billion in client assets firm-wide. At the same time, our capital markets business benefited from favorable market conditions.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “A strong fourth quarter performance capped a momentous year for Ladenburg, in which we substantially grew our revenues and profitability and meaningfully enhanced our capital position. During 2013, we retired over $140 million of debt from our preferred stock offerings and cash from operations. Operating in one of the fastest growing segments in financial services, our independent brokerage franchise increased revenue 21% year-over-year with higher margins. Separately, prior moves we have made in investment banking enabled us to capitalize on the market environment to drive significant revenue and profit growth in that area. We believe that we have built a great platform, with a substantial recurring revenue stream from our independent brokerage and advisory business and a high potential capital markets business, to drive shareholder value going forward.”

Shareholders’ Equity

At December 31, 2013, shareholders’ equity was $193.4 million as compared to $51.2 million at December 31, 2012, as a result of the sales of Series A Cumulative Redeemable Preferred Stock. During 2013, total proceeds from the preferred offering including the Company’s ongoing “at the market” offering were approximately $147.9 million. Subsequent to year end and through March 7, 2014, the Company has sold an additional $10.6 million of preferred stock. The cash proceeds from these sales have significantly strengthened the Company’s balance sheet and reduced its interest expense.

Stock Repurchases

During 2013, Ladenburg repurchased 3,767,790 shares of its common stock at a cost of approximately $6.4 million, representing an average price per share of $1.71, including a purchase of 3,000,000 shares outside its stock repurchase program. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 11,249,757 shares at a total cost of approximately $13.8 million, including purchases of 7,500,000 shares outside its stock repurchase program. Ladenburg has the authority to repurchase an additional 3,750,243 shares under its current repurchase plan.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention loans and change in the fair value of contingent consideration related to the Securities America acquisition, gains or losses on sales of assets and non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as acquisition-related expenses and amortization of retention loans for the Securities America acquisition, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have approximately 2,700 financial advisors and over $85 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, New York with regional offices in Miami, Naples and Boca Raton, Florida; Melville, New York; Boston, Massachusetts; Houston, Texas; Calabasas, California; and Princeton, New Jersey. For more information, please visit www.ladenburg.com.

# # #

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of the independent brokerage and advisory area, and growth of our investment banking business. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)

	Three months ended			Twelve months ended
	December 31,			December 31,
			%			%
	2013	2012	Change	2013	2012	Change
	(Unaudited)
Revenues:
Commissions	$100,907	$82,201	22.8%	$394,414	$326,132	20.9%
Advisory fees	73,125	62,565	16.9%	274,018	233,672	17.3%
Investment banking	10,720	6,437	66.5%	41,991	29,278	43.4%
Principal transactions	977	(312)	413.1%	2,667	(1,081)	346.7%
Interest and dividends	1,674	1,401	19.5%	6,813	4,773	42.7%
Service fees and other income	24,050	19,885	20.9%	73,213	57,337	27.7%

Total revenues	211,453	172,177	22.8%	793,116	650,111	22.0%

Expenses:
Commissions and fees	148,679	123,287	20.6%	573,621	477,104	20.2%
Compensation and benefits	26,030	20,870	24.7%	95,346	80,151	19.0%
Non-cash compensation	2,327	1,099	111.7%	6,766	4,744	42.6%
Brokerage, communication and clearance fees	3,529	2,519	40.1%	11,614	9,939	16.9%
Rent and occupancy, net of sublease revenue	1,688	1,676	0.7%	6,289	6,600	(4.7%)
Professional services	2,761	2,535	8.9%	9,162	8,347	9.8%
Interest	2,043	6,141	(66.7%)	15,438	24,541	(37.1%)
Depreciation and amortization	3,762	3,949	(4.7%)	15,315	16,061	(4.6%)
Amortization of retention loans	1,821	2,051	(11.2%)	7,160	7,346	(2.5%)
Loss on extinguishment of debt	347	—	*	4,547	—	*
Other	14,746	10,003	47.4%	45,333	37,281	21.6%

Total expenses	207,733	174,130	19.3%	790,591	672,114	17.6%
Income (loss) before item shown below	3,720	(1,953)	290.5%	2,525	(22,003)	111.5%
Change in fair value of contingent consideration	—	—	*	(121)	7,111	(101.7%)

Income (loss) before income taxes	3,720	(1,953)	290.5%	2,404	(14,892)	116.1%
Income tax expense	1,208	402	200.5%	2,926	1,462	100.1%

Net income (loss)	2,512	(2,355)	206.7%	(522)	(16,354)	96.8%
Net loss attributable to noncontrolling interest	(19)	—	*	(68)	—	*

Net income (loss) attributable to the Company	$2,531	$(2,355)	207.5%	$(454)	$(16,354)	97.2%
Dividends declared on preferred stock	(3,004)	—	*	(6,911)	—	*

Net loss available to common shareholders	$(473)	$(2,355)	79.9%	$(7,365)	$(16,354)	55.0%

Net loss per share available to common shareholders (basic and diluted)	$(0.00)	$(0.01)	79.5%	$(0.04)	$(0.09)	54.6%

Weighted average common shares used in computation of per share data
Basic and diluted	180,513,628	183,460,700	(1.6%)	182,295,476	183,572,582	(0.7%)

* Not Meaningful

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.
RECONCILIATION OF EBITDA, AS ADJUSTED
(Dollars in thousands)

The following table presents a reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company as reported.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)
Total revenues	$211,453	$172,177	$793,116	$650,111
Total expenses	207,733	174,130	790,591	672,114
Pre-tax income (loss) (1)	3,720	(1,953)	2,404	(14,892)
Net income (loss) attributable to the Company	2,531	(2,355)	(454)	(16,354)

Reconciliation of EBITDA, as adjusted, to net income (loss) attributable to the Company:
EBITDA, as adjusted	$13,990	$11,242	$51,625	$30,504
Add:
Interest income	49	45	194	185
Change in fair value of contingent consideration	—	—	(121)	7,111
Less:
Loss on extinguishment of debt	(347)	—	(4,547)	—
Interest expense	(2,043)	(6,141)	(15,438)	(24,541)
Income tax expense	(1,208)	(402)	(2,926)	(1,462)
Depreciation and amortization	(3,762)	(3,949)	(15,315)	(16,061)
Non-cash compensation	(2,327)	(1,099)	(6,766)	(4,744)
Amortization of retention loans	(1,821)	(2,051)	(7,160)	(7,346)

Net income (loss) attributable to the Company	$2,531	$(2,355)	$(454)	$(16,354)

(1)	The 2013 year includes the elimination of $2,545, consisting of $5,148 of revenue net of employee brokerage commission expenses of $2,603 charged to additional paid-in capital related to sale of the Company’s Series A Preferred Stock.